EXHIBIT 99.3

Independent Auditors’ Report

The Board of Directors

EXCO Resources, Inc.:

We have audited the accompanying statements of revenues and direct operating expenses of the Winchester Energy Company Properties (Winchester Properties), acquired in October 2006 by EXCO Resources, Inc. (the Company) for the years ended December 31, 2004 and 2005 and the nine months ended September 30, 2006. These statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of revenues and direct operating expenses are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Winchester Properties’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

The accompanying statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in note 1. The presentation is not intended to be a complete presentation of Winchester Properties’ revenues and expenses.

In our opinion, the statements of revenues and direct operating expenses referred to above present fairly, in all material respects, the revenues and direct operating expenses of the Winchester Properties for the years ended December 31, 2004 and 2005 and the nine months ended September 30, 2006, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG, LLP
Dallas, Texas
December 15, 2006

Winchester Energy Company Properties

Statements of Revenues and

Direct Operating Expenses

Years Ended December 31, 2004 and 2005 and

Nine Months Ended September 30, 2006

			Nine months
			ended
	Year ended December 31,		September 30,
(in thousands)	2004	2005	2006

Total revenues	$130,915	$203,583	$156,858
Direct operating expenses:
Lease operating expenses	8,241	13,230	14,495
Production and other taxes	7,036	9,671	8,910
Other direct operating expenses	1,483	2,025	1,893
Gathering and related expenses	4,573	10,440	6,902
Total direct operating expenses	21,333	35,366	32,200

Excess of revenues over direct operating expenses	$109,582	$168,217	$124,658

See accompanying notes to statements of revenues and direct operating expenses.

Winchester Energy Company Properties
Notes to Statements of Revenues and Direct Operating Expenses

1.             Basis of presentation

On July 22, 2006, Winchester Acquisition, LLC (“Winchester Acquisition”), a wholly owned subsidiary of EXCO Resources, Inc. (“EXCO”) entered into an Agreement and Plan of Merger (“Agreement”) with Progress Fuels Corporation (“PFC”), Winchester Energy Company, Ltd. (“WEC”) and related entities whereby Winchester Acquisition agreed to acquire all of the ownership interests of WEC and affiliated entities representing all of the oil and natural gas properties, related gathering facilities and associated liabilities (“Winchester Properties”) owned by these entities. WEC uses the full cost method of accounting for its oil and natural gas operations.  The acquisition closed on October 2, 2006 for a cash purchase price of approximately $1.13 billion, subject to contractual post-closing adjustments as set forth in the Agreement.  Concurrent with the acquisition, EXCO contributed Winchester Acquisition (along with certain other oil and natural gas properties owned by EXCO) to EXCO Partners, a newly-formed limited partnership, making it a subsidiary of EXCO Partners.

PFC did not prepare separate stand alone historical financial statements for the Winchester Properties in accordance with generally accepted accounting principles.  Certain indirect expenses as further described in Note 5, were either not allocated or allocated inconsistently to the Winchester Properties’ historical financial records.  Any attempt to allocate these expenses would require significant and judgmental allocations which would be arbitrary and would not be indicative of the performance of the properties had they been owned by EXCO Partners.

The accompanying statements of revenues and direct operating expenses relate to all of the oil and natural gas properties and related gathering facilities owned by WEC and related entities as of the acquisition date and acquired by Winchester Acquisition.

In May 2005, WEC acquired approximately a 50 percent ownership interest in 11 natural gas producing wells and proved reserves of approximately 24 billion cubic feet equivalent from a privately owned company headquartered in Texas for approximately $47 million.

The accompanying statements of revenues and direct operating expenses do not include general and administrative expenses, interest income or expense, depreciation, depletion and amortization, or any provision for income taxes.  These statements of revenues and direct operating expenses do not represent a complete set of financial statements reflecting financial position, results of operations, shareholders’ equity and cash flows of the Winchester Properties and are not indicative of the results of operations for the Winchester Properties going forward.

2.             Significant accounting policies

Use of estimates — Accounting principles generally accepted in the United States of America require management to make estimates and assumptions that affect the amounts reported in the statements of revenues and direct operating expenses.  Actual results could be different from those estimates.

Estimates of proved reserves — Proved oil and natural gas reserves are estimated at least annually by independent reserve engineers.  These reserve estimates are prepared in accordance with SEC guidelines and are a function of (a): the quality and quantity of available data, (b) the interpretation of that data, (c) the accuracy of various economic assumptions used and (d) the judgment of the persons preparing the estimate.

Because oil and natural gas reserves are based on many assumptions, all of which may substantially differ from actual results, reserve estimates and timing of development and production may be significantly different from the actual quantities of oil and natural gas that are ultimately recovered and the timing of such production. In addition, results of drilling, testing and production after the date of an estimate may justify material revisions to the estimates.

Revenue recognition — Total revenues in the accompanying statements of revenues and direct operating expenses include natural gas and oil revenues, gathering and related  revenue and sales of third party natural gas. Natural gas and oil revenues are recognized by the sales method, whereby revenues are recognized based on actual volumes and prices of oil and natural gas sold to purchasers, regardless of whether the sales are proportionate to our revenue ownership interest in the property.  There were no significant imbalances with other revenue interest owners during any of the periods presented in these statements.  Gathering and other revenue is recognized in the period in which the services are provided and in which recovered natural gas liquids are sold into the market.

Direct operating expenses — Direct operating expenses are recognized on the accrual basis and consist of direct expenses of operating the Winchester Properties, including severance and ad valorem taxes, lifting costs, gathering expenses, well repair and well workover costs.  Direct operating expenses also include expenses directly associated with support personnel, support services, equipment and facilities directly related to oil and natural gas production activities and contractual overhead charged to properties operated by others.  Gathering and other expenses include third party gas purchase costs for the years ended December 31, 2004 and 2005 and the nine months ended September 30, 2006 were $2.1 million, $6.8 million and $3.8 million, respectively.  Reimbursements of operating overhead received on operated properties pursuant to COPAS guidelines are accounted for as a reduction in general and administrative expenses.  No general corporate overhead expenses are included in direct operating expenses.

3.             Related party transactions

A portion of the natural gas production from the Winchester Properties was sold to affiliated companies.  Such natural gas sales were $0, $41.4 million and $51.3 million for the years ended December 31, 2004 and 2005 and the nine months ended September 30, 2006, respectively.

4.             Contingencies

The activities of the Winchester Properties are subject to potential claims and litigation in the normal course of operations.  EXCO management does not believe that any liability resulting from any pending or threatened litigation will have a materially adverse effect on the operations or financial results of the Winchester Properties.

5.             Excluded expenses (unaudited)

The Winchester Properties were part of a much larger enterprise prior to the date of the acquisition by Winchester Acquisition.  Indirect general and administrative expenses, interest, income taxes and other indirect expenses were either not allocated, or were allocated in an inconsistent manner, to the Winchester Properties.  In addition, management of EXCO Partners believes such indirect expenses are not indicative of future costs which would be incurred by EXCO Partners with respect to the Winchester Properties.  Also, depreciation, depletion and amortization have been excluded from the accompanying statements of revenues and direct operating expenses as such amounts would not be indicative of those expenses which would be incurred based on the amounts expected to be allocated to the oil and natural gas properties and gathering assets in connection with the purchase price allocation.   The indirect expenses allocated to WEC and related entities which have been excluded from these statements are summarized below.

	Year ended December 31		Nine months ended September 30,
(in thousands)	2004	2005	2006

Depreciation, depletion and amortization	$28,643	$39,674	$38,503
General and administrative expenses(a)	$2,525	$2,791	$9,626
Interest and other (income) expense	$42	$(149)	$(337)
Taxes on income	$23,907	$30,650	$47,223

(a)             The methodology utilized by PFC to allocate various components of corporate overhead to WEC was changed beginning in 2006 to incorporate significantly more general and administrative cost elements compared with prior periods.

6.             Cash flow information (unaudited)

Capital expenditures relating to oil and natural gas properties and gathering systems assets were $75.1 million, $118.9 million and $119.7 million for the years ended December 31, 2004 and 2005 and the nine months ended September 30, 2006, respectively.  Other cash flow information is not available on a stand alone basis for the Winchester Properties.

7.             Derivative financial instruments — open positions (unaudited)

The following table sets forth the open natural gas derivatives at September 30, 2006 of WEC that were assigned to EXCO Partners as part of the agreement. The fair values at September 30, 2006 are estimated utilizing quoted forward curve data and quotes from the counterparties and represent the amount that we would expect to receive or pay to terminate the contracts at September 30, 2006. As of October 2, 2006, derivative contracts have been entered into for approximately 75% of proved developed future natural gas production from the Winchester Properties.

The effects of these derivatives are not reflected in the computation of future cash inflows in Note 8.  The impact of derivative activities has been excluded from the accompanying statements of revenues and direct operating expenses for all periods presented.

(in thousands, except price)	Volume	Weighted average	Fair value at
Natural gas:	Mmbtus	sales/strike price	September 30, 2006
Swaps:

Remainder 2006	1,915	$9.52	$7,496
2007	18,000	$9.07	24,324
2008	18,000	$8.80	13,274
2009	18,000	$8.39	10,011
	55,915

Floor (puts):
Remainder 2006	2,640	$6.26	2,380
Ceiling (calls):
Remainder 2006	2,640	$9.48	—
Total natural gas			$57,485

8.             Supplemental information for natural gas and oil producing activities (unaudited)

The volumes of proved oil and natural gas reserves shown are estimates, which, by their nature, are subject to later revision. We estimate our proved oil and natural gas reserves utilizing all available geological and reservoir data as well as production performance data. These estimates are prepared annually by independent reserve engineers, and revised either upward or downward, as warranted by additional performance data.

The following table sets forth estimates of our proved oil and natural gas reserves (net of royalty interests) and changes therein, for the periods indicated.

	Natural gas	Oil	Total
	(Mmcf)	(Mbbl)	Mmcfe(1)
January 1, 2004	208,321	1,459	217,075
New discoveries and extensions	55,465	222	56,797
Revisions of previous estimates	(7,544)	1	(7,538)
Production	(18,529)	(217)	(19,831)
December 31, 2004	237,713	1,465	246,503
Purchase of reserves in place	22,138	369	24,352
New discoveries and extensions	121,202	372	123,434
Revisions of previous estimates	(45,881)	142	(45,029)
Production	(22,762)	(237)	(24,184)
December 31, 2005	312,410	2,111	325,076
New discoveries and extensions	42,727	174	43,771
Revisions of previous estimates	(136,865)	(441)	(139,511)
Production	(18,847)	(204)	(20,071)
September 30, 2006	199,425	1,640	209,265

Proved developed reserves as of:
December 31, 2004	130,878	1,054	137,202
December 31, 2005	172,233	1,478	181,101
September 30, 2006	137,546	1,312	145,418

(1)             Mmcfe-One million cubic feet equivalent calculated by converting one Bbl of oil to six Mcf of natural gas

The downward revision of proved reserves of 139.5 Bcfe at September 30, 2006 results primarily from the reduction in proved undeveloped drilling locations and economic volume recoverability from both proved properties and unproved locations due to the 62% period-end natural gas price decline from December 31, 2005 to September 30, 2006.  The 45.0 Bcfe downward revisions during 2005 was primarily due to reclassification from proved to unproved reserves of certain high development/operating cost locations based on management analyses and decision related to allocation priorities of projected future capital expenditures.

The following table sets forth estimates of the standardized measure of discounted future net cash flows from proved reserves of oil and natural gas for the periods indicated.

(in thousands)	As of December 31, 2004	As of December 31, 2005	As of September 30, 2006
Future cash inflows	$1,454,065	$3,053,134	$823,398
Future production and abandonment costs	(468,856)	(799,507)	(340,937)
Future development costs	(156,526)	(234,019)	(107,714)
10 percent discount for estimated timing of cash flows	(388,812)	(1,026,885)	(164,158)
Standardized measure of discounted future net cash flows relating to oil and natural gas reserves	$439,871	$992,723	$210,589

Future net cash inflows are computed by applying year-end prices, adjusted for transportation and other charges.

The standardized measure of estimated future cash flows are reduced by estimated future development, production and well abandonment costs based on period-end cost levels, assuming continuation of existing economic conditions.  Since these financial statements present revenues and direct operating expenses which do not include income taxes and the historic tax basis is not relevant to future periods, no provision for income taxes is reflected in the estimated future cash flow computations.

The following table sets forth the changes in standardized measure of discounted future net cash flow relating to proved oil and natural gas reserves for the periods indicated.

	Year ended December 31,		Nine months ended September 30,
(in thousands)	2004	2005	2006
Beginning of period	$327,860	$439,871	$992,723
Sales of oil and natural gas produced, net of production costs	(103,579)	(163,179)	(118,374)
Net changes in prices and production costs	—	334,617	(528,004)
Extensions and discoveries, net of future development, production costs and abandonment	57,271	379,729	45,950
Development costs incurred during the period	69,573	102,687	112,693
Change in estimated future development costs	(42,295)	(61,175)	82,079
Revisions of previous quantity estimates	(16,137)	(87,915)	(539,188)
Estimated effects of timing of production	87,421	(81,614)	—
Purchases of reserves in place	—	77,461	—
Accretion of discount	32,786	43,987	99,272
Other	26,971	8,254	63,438
Net change	112,011	552,852	(782,134)
End of period	$439,871	$992,723	$210,589